Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quhuo Limited (the “Company”) (No.333-248884), Form F-3 (No.333-273087) and Form F-3 (No.333-281997) of our report dated April 30, 2025 relating to the consolidated financial statements of the Company as of December 31, 2023 and 2024 and for each of the three years in the period ended December 31, 2024 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

April 30, 2025

NEW YORK OFFICE ∙ 7 Penn Plaza ∙ Suite 830 ∙ New York, New York ∙ 10001

Phone 646.442.4845 ∙ Fax 646.349.5200 ∙ www.marcumasia.com